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News From Quest Diagnostics

Contacts:
Kathleen Valentine (Investors):	973-520-2900
Wendy Bost (Media):	973-520-2800

FOR IMMEDIATE RELEASE

Quest Diagnostics Details Strategy at 2012 Investor Day
-- Increases Invigorate Cost Reduction Goal by $100 Million to $600 Million --
-- Announces 76% Increase in Dividend to $1.20 per Share Annually --

MADISON, N.J., November 16, 2012 – As previously announced, Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic information services, will host its Investor Day today, November 16, 2012 in New York City.

During the event, Quest Diagnostics executives will share their views of the industry and the company’s strategy and plans to drive shareholder value.  Speakers will include Stephen Rusckowski, President and Chief Executive Officer; Robert Hagemann, Senior Vice President and Chief Financial Officer; and several members of the company’s senior management team.

As part of the program for Investor Day, Quest Diagnostics will discuss the company’s refreshed vision, goals, strategy and organizational structure.  Additionally, management will discuss the company’s new five-point strategic plan:

•	Refocus on diagnostic information services;
•	Drive operational excellence;
•	Restore growth;
•	Simplify the organization to drive growth and productivity; and
•	Deliver disciplined capital deployment and strategically aligned accretive acquisitions.

Consistent with management’s previously announced intent to deliver greater cost savings in a shorter time frame, the company plans to announce it has now increased its cost savings commitment related to its Invigorate initiative by $100 million. It will indicate that it now expects to exit 2014 with run-rate savings of $600 million, increased from the previously announced goal of $500 million. Management also is now committing to deliver $500 million of savings in 2014.

In addition, Quest Diagnostics’ Board of Directors authorized a 76% increase in its quarterly dividend to $0.30 per share, or $1.20 per share annually, payable on January 28, 2013, to shareholders of record of Quest Diagnostics common stock on January 11, 2013.

“This dividend increase is consistent with our previously stated commitment to return the majority of our free cash flow to shareholders, underscoring confidence in our continued ability to generate strong cash flow in the future,” said Mr. Rusckowski.

“We are refocusing on our core diagnostic information services business and on driving operational excellence and restoring growth,” continued Mr. Rusckowski.  “In addition, we are pleased with progress we are making simplifying the organization, based upon the reorganization announced in October.”

In addition, Quest Diagnostics reiterated its expectations for 2012 results from continuing operations, before special items and before the anticipated impact of Hurricane Sandy.  More specifically, the company expects:
•	Revenues to grow approximately 0.5%;
•	Earnings per diluted share to be between $4.45 and $4.55;
•	Operating income as a percentage of revenues to approximate 18%;
•	Cash provided by operations to approximate $1.2 billion; and
•	Capital expenditures to approximate $180 million.

Webcast Attendance
A live webcast of the event will be broadcast simultaneously on the Investor Relations page of the Quest Diagnostics website for all interested parties. To access the webcast or a replay of the event, visit: www.QuestDiagnostics.com/investor. The webcast will begin promptly at 9:00 am and conclude at 12:30 pm.  A replay will be available following the meeting.

About Quest Diagnostics
Quest Diagnostics is the world’s leading provider of diagnostic information services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic information services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in the company’s 2011 Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk,” and “Risk Factors” in the company’s Quarterly Reports on Form 10-Q and other items throughout the Form 10-K and the company’s 2012 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

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